EXHIBIT 5.1

June 29, 2004

Ohio Casualty Corporation

9450 Seward Road

Fairfield, OH 45014

Ladies and Gentlemen:

We have acted as special counsel to Ohio Casualty Corporation, an Ohio corporation (the “Company”), in connection with the public offering of $200,000,000 aggregate principal amount of the Company’s 7.30% Senior Notes due 2014 (the “Securities”) to be issued under the Indenture (the “Base Indenture”), dated as of May 8, 2003, as supplemented by the First Supplemental Indenture thereto, dated as of June 29, 2004 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and Citibank, N.A., as Trustee (the “Trustee”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S K under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the registration statement on Form S 3 (File No. 333 105092) of the Company relating to the Securities and other securities of the Company filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”); (ii) an executed copy of the Indenture; (iii) the Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, on Form T 1 of the Trustee filed as an exhibit to the Registration Statement; (iv) the Pricing Agreement, dated June 24, 2004 (the “Pricing Agreement”), among Citigroup Global Markets Inc., Goldman, Sachs & Co., and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several Underwriters named therein (the “Underwriters”); (v) the Underwriting Agreement, dated June 24, 2004, among Citigroup Global Markets Inc., Goldman, Sachs & Co., and Merrill Lynch, Pierce, Fenner & Smith Incorporated and the Company, and (vi) the form of the Securities. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such

Ohio Casualty Corporation

June 29, 2004

records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, including the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect on such parties. We have also assumed that the Company has been duly organized and is validly existing in good standing under the laws of Ohio and that the Company has complied with all aspects of the laws of Ohio in connection with the transactions contemplated by this offering. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Our opinions set forth herein are limited to the laws of the State of New York which are normally applicable to transactions of the type contemplated by the offering and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non opined law on the opinions herein stated.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Securities (in the form examined by us) have been duly authorized, executed and authenticated in accordance with the terms of the Indenture and have been delivered upon consummation of the offering and paid for in accordance with the terms of the

Ohio Casualty Corporation

June 29, 2004

Pricing Agreement, the Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

In rendering the opinion set forth above, we have assumed that the execution and delivery by the Company of the Indenture and the Securities and the performance by the Company of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company or its properties is subject, except for those agreements and instruments which have been identified to us by the Company as being material to it and which are listed in Part II of the Company’s 2003 Annual Report on Form 10 K.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP